AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”), is made as of April 24, 2008, by and between JDCO, Inc., a California corporation (“Corporation”), and Ronald Sands (“Executive”).

WHEREAS, the Corporation and Executive entered into an Employment Agreement dated as of November 27, 2006 (the “Employment Agreement”);

WHEREAS, the Corporation desires to appoint Executive as Chief Operating Officer of the Company and amend certain provisions of the Employment Agreement;

WHEREAS, capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

NOW, THEREFORE, the parties hereto intending to be legally bound hereby and upon receipt of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Section 1   Duties.

During the term of this Agreement, the Executive agrees to be employed by the Corporation to serve as Secretary, Chief Financial Officer, and Chief Operating Officer, and the Corporation agrees to employ and retain the Executive in such capacities. In such capacity, the Executive shall render such managerial, administrative and other services associated with or incident to the development of a franchise program and sales and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote a substantial portion of his business time, energy and skill to the affairs of the Corporation and the Executive shall report to the Corporation's Chief Executive Officer.

In the event that the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with his duties, or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's Chief Executive Officer, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.”

2. Agreement Remains in Full Force and Effect. Except as specifically set forth in this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

3. Amendments. No amendment, modification, termination or waiver of this Amendment shall be valid or effective, unless in writing and signed by the parties to this Amendment. Any such amendment, modification or waiver shall be binding upon each of the parties hereto. This Amendment and the Employment Agreement shall be read together as a single, integrated agreement.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Amendment No. 1 to Employment Agreement is executed as of the day and year first above written.

CORPORATION:

JDCO, INC.

By:	/s/ Michael Binninger
Name: Michael Binninger
Title: Chief Executive Officer

EXECUTIVE:

/s/ Ronald Sands
Ronald Sands